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[LOGO]                                           Magna Entertainment Corp.

                                                 337 Magna Drive
                                                 Aurora, Ontario,
                                                 Canada L4G 7K1
                                                 Tel (905) 726-2462
                                                 Fax (905) 726-7172


EXHIBIT 99


                                  PRESS RELEASE

                            MAGNA ENTERTAINMENT CORP.
                   RAISES U.S.$50 MILLION THROUGH OFFERING OF
                         CONVERTIBLE SUBORDINATED NOTES


NOVEMBER 19, 2002, AURORA, ONTARIO, CANADA......MAGNA ENTERTAINMENT CORP.
("MEC") (NASDAQ: MIEC; TSX: MIE.A, MEH) today announced that it has agreed to sell U.S.$50 million aggregate principal amount of its 7.25% Convertible Subordinated Notes Due December 15, 2009 (the "Notes"). Closing is scheduled for December 2, 2002, subject to the satisfaction or waiver of customary conditions in the purchase agreement. The Company anticipates net proceeds of approximately U.S.$48.5 million, before expenses, from the sale of the Notes and will use those proceeds for general corporate purposes, including capital expenditures. Pending deployment of the net proceeds, MEC will repay its borrowings under its short-term revolving credit facility. The initial purchasers of the Notes will have a 30-day option to purchase up to U.S.$25 million aggregate principal amount of additional Notes.

The Notes will bear interest at 7.25% per annum and will be convertible into shares of MEC's Class A Subordinate Voting Stock at a conversion price of U.S.$8.50 per share. The Notes will be redeemable on or after December 21, 2005 at any time in whole or in part at MEC's option at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to the date of redemption; provided that, in connection with any redemption occurring on or after December 21, 2005 and before December 15, 2007, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to the mailing of the notice of redemption.

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including OTBs, and owns and operates a national account wagering system called XpressBet(TM).

This release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, the Class A Subordinate Voting Stock or any other securities. The Offering is being made only to qualified institutional buyers in the United States and to certain eligible private placement investors outside the United States. The Notes and the shares of Class A Subordinate Voting Stock issuable upon conversion have not been registered under the United States or any state's securities laws and may not be offered or sold in the United States without an applicable exemption from those laws. The Notes and the shares of Class A Subordinate Voting Stock issuable upon conversion have not been qualified for sale by prospectus in Canada.



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This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; the impact of inclement weather; and our ability to integrate recent racetrack acquisitions.

For more information contact:

Graham Orr
Executive Vice President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel:  905-726-7099